Cambridge  Marketing  Group
     "the  leader  in  fast,  accurate  and  affordable  data-base  marketing"

2/10/00

John  L.  Walsh
Chief  Operating  Officer
Bentley  House  International  Group
4675  Macarthur  Court  Suite  420
Newport  Beach,  Ca  92660

Dear  John,

It was a pleasure meeting with you on Thursday evening. John and I certainly appreciate you taking the time to share information regarding Bentley House's marketing campaign.

Cambridge Marketing Group is very excited to be a part of the marketing effort and is extremely confident that we can develop not only a quality list of Prospects., but also an effective telesales campaign. -

The attached proposal outlines the cost of the project, with options as requested. The proposal is based Bentley House's goal of acquiring 400,000 consumer customers and 1.5mm commercial customers over the next three years. The proposal [in two parts] includes the cost of acquiring data and the actual telesales campaign. The project will run for 3 years from the date, data is purchased, subject to annual review.

Thanks again for the decision to outsource this marketing Campaign Marketing Group. John Foley and I are committed to its success.

Sincerely,

/s/  Thomas  P.  Borghem                  /s/  John  Foley
   -----------------------               ---------------------
     Thomas  P.  Borghem                       John  Foley
     Partner                                   Partner

                               Corporate Offices:

     5404  Brooklne  Dr.  Suite  300      625  Colonial  Park  Dr. Suite 203
           Orlando  Fl  32819                  Roswell,  Ga  30075
           Tel  407-909-1683                   Tel  770-552-0337
           Fax  407-909-1684                   Fax  770-552.7399

Part  1.  Data  Acquisition
---------------------------

Bentley  House  International  has forecasted new client acquisition as follows:

     Smart  Card  [consumer]     Message  Pilot  [commercial]
     --------------------------------------------------------

     Year  2000      75,000                            30,000
     Year  2001     250,000                           350,000
     Year  2002     400,000                             1.5mm

In  order  to  achieve  these  goals,  Cambridge  Marketing Group proposes that:
minimum  data  records  be purchased as follows for the i; 12 month sales cycle:

     Consumer  records:          200,000
     -----------------
     Commercial  records:        275,000
     -------------------

Assuming the project is implemented during the next 60 to 90 days, there should be enough prospects generated to insure achievement of the year 2000 goal in both consumer and commercial areas. After the first 90 days of telemarketing, benchmarks can be established regarding closing ratios, which will lead to tighter controls on data acquisition.

Consumer data will cost $ .25 per record and commercial data will cost $ .35 per record. Cambridge Marketing proposes an up front commitment fl-urn Bentley House International of $100,000. This will establish an account arid allow Cambridge Marketing to continue additional market research to maximize the quality of data as well as target identified prospects. The $100,000 will be applied against data purchases prior to project implementation All market analysis and research is inclusive in the data cost. All data purchased will become the property of Bentley House International and all have to be returned at any time.


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
Part  2.  Telesales  Campaign
-----------------------------

Bentley House International has asked Cambridge Marketing to conduct a telesales campaign for both Smart Card and Message Pilot.

As of 2/4/00, the safes dialogue has not been completed or submitted to Cambridge Marketing. Until this material is received, no accurate cost proposal can be made. Telesales costs will range from $35 to $40 per call/contact. Complexity of the sales dialogue will determine price guidelines. Full detailed reports and tracking, as well as accountability of the calls will be included in the telesales cost. Bentley House and Cambridge Marketing will jointly develop customized reports as well as reporting frequency.

This part of the proposal will be completed upon receipt of the sales materials. When part of the proposal is completed, Cambridge Marketing will request an upfront commitment from Bentley House at implementation of the telesales campaign, based on an estimated # of calls to be completed in the first month. Going forward, actual # of calls made will be calculated at month end and Bentley House will be billed accordingly. Estimated versus actual calls made in month 1 will be adjusted at month end.

     Signature:  /s/  T Borghem           Signature: /s/  John  L.  Walsh
               ---------------------               ----------------------
     Name:  T  Borghem                    Name:           John  L.  Walsh
         ---------------------------            -------------------------
     Title:  PARTNER                     Title:     C.O.D.
           -------------------------           --------------------------
     Date:  2/10/00                      Date:  2/15/00/
          --------------------------          ---------------------------


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